PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-44286

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement revises as specified the information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS Trust.  Investors should read the prospectus dated March 15, 2011, as revised by the prospectus supplement dated August 12, 2011 and this prospectus supplement.

The following text shall replace all text after “SUMMARY” and before “RISK FACTORS”:

RECENT DEVELOPMENTS

Pursuant to the notice given on November 22, 2011 by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Initial Depositor, to The Bank of New York Mellon, as Trustee, the Europe 2001 HOLDRS Trust will be terminated as of the Trustee’s close of business on December 23, 2011.

The Trustee disseminated the revised notice of termination to Cede & Co., the sole owner of the receipts issued by the Europe 2001 HOLDRS Trust, on or around November 22, 2011.

Effect of Termination of the Europe 2001 HOLDRS Trust

The following sequence of events will take place following the termination.  After the termination, the Europe 2001 HOLDRS Trust will liquidate in accordance with its Depositary Trust Agreement.  Under that agreement:

•	No new Europe 2001 HOLDRS will be issued and trading of these HOLDRS on the NYSE Arca will be permanently suspended after the close of trading on December 23, 2011. No other listing will be made.
•	The Trustee will discontinue the registration of transfers of Europe 2001 HOLDRS, suspend the distribution of dividends or other distributions to owners thereof, and will not give any further notices.
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During the period following the termination in which the Trustee holds the underlying securities, owners of Europe 2001 HOLDRS will have the right to withdraw the underlying securities evidenced by their Europe 2001 HOLDRS, together with any dividends or other distributions or net proceeds from the sale of any rights or other property received with respect thereto, by delivering a round-lot or an integral multiple of a round lot of Europe 2001 HOLDRS to the Trustee and paying the applicable taxes, other charges (if any) and Trustee’s fees.  The Trustee has advised that the fee will be up to $10.00 for each round-lot of 100 Europe 2001 HOLDRS or portion thereof.

•
After a period of four (4) months following the termination, the Trustee has the right to sell the underlying securities then held by the Europe 2001 HOLDRS Trust and, when exercised, will thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of Europe 2001 HOLDRS that have not theretofore been surrendered.  At such time owners of outstanding Europe 2001 HOLDRS will become general creditors of the Trustee with respect to such net proceeds.  The Trustee has announced it has decided to extend the period during which owners of HOLDRS may surrender their HOLDRS and request delivery of the underlying securities from four (4) months to twelve (12) months following the termination.

The date of this prospectus supplement is December 22, 2011.